EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on the form S-1 of Cytta Corp. of our report dated January 12, 2022, relating to the financial statements of Cytta Corp. for the years ending September 30, 2021 and 2020, appearing in the Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

July 27, 2022